UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number           000-16637
                                                                    _________

                       Broad National Bancorporation
_____________________________________________________________________________
          (Exact name of registrant as specified in its charter)

        905 Broad Street, Newark, New Jersey, 07102, (201) 624-2300
_____________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $1.00 per share
_____________________________________________________________________________
         (Title of each class of securities covered by this Form)

                                    N/A
_____________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)            Rule 12h-3(b)(1)(i)
                /X/

           Rule 12g-4(a)(1)(ii)           Rule 12h-3(b)(1)(ii)

           Rule 12g-4(a)(2)(i)            Rule 12h-3(b)(2)(i)

           Rule 12g-4(a)(2)(ii)           Rule 12h-3(b)(2)(ii)

                                          Rule 15d-6


     Approximate number of holders of record as of the certification or notice
date:    0
     ________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Independence Community Bank Corp., as successor to Broad National Bancorporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 2, 1999          By: /s/ Charles J. Hamm
                                  _____________________________
                                  Charles J. Hamm
                                  Chairman, President
                                    and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.
The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.